UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 19, 2010

Senesco Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 296-8400
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.01.   Changes in Control of Registrant.

As previously disclosed in a Form 8-K filed on November 9, 2009, on November 6, 2009, each of Stanford Venture Capital Holdings, Inc. (“SVCH”) and Stanford International Bank, Ltd. (“SIBL”) (collectively SVCH and SIBL are referred to herein as “Stanford”), who are the beneficial owners of a significant interest in Senesco Technologies, Inc., (“Senesco” or the “Company”), simultaneously entered into definitive agreements with certain members of the Company’s Board of Directors to sell all of their respective interests in the Company, including shares of common stock, convertible debentures and warrants, (the “Securities”) held by each of the Stanford entities to each of Harlan W. Waksal, M.D., Rudolf Stalder, Christopher Forbes, David Rector, John N. Braca, Jack Van Hulst, Warren Isabelle and the Thomas C. Quick Charitable Foundation.  Each of Harlan W. Waksal, M.D., Rudolf Stalder, Christopher Forbes, David Rector, John N. Braca, Jack Van Hulst and Warren Isabelle are members of the Company’s Board of Directors (the “Insiders”). The Thomas C. Quick Charitable Foundation is an affiliate of Mr. Thomas C. Quick who is also a member of the Company’s Board of Directors.  Such transaction was negotiated privately between Stanford and the foregoing persons and their affiliates and was subject to certain closing conditions.

On February 19, 2010, SVCH and the Insiders closed on their definitive agreement to sell all of their Securities.  As a result of the transaction, the members of the Company’s Board of Directors, as a group, will beneficially own a controlling interest of approximately 58.2% of the Company’s common stock.  In addition, Mr. Christopher Forbes, who was the main investor in the transaction, will, individually, beneficially own approximately 44.7% of the Company’s common stock.  The Insiders have not closed on the agreement between them and SIBL as certain closing conditions to that agreement have not been met as of yet.

Item 8.01      Other Events

On February 22, 2010 the Company issued a press release announcing the purchase of SVCH Securities by a group of its directors and their affiliates. A copy of this press release is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Senesco Technologies, Inc. dated February 22, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: February 22, 2010	By:	/s/ Jack Van Hulst
Name: Jack Van Hulst
Title: President and Chief Executive Officer